Exhibit 99.7

TPT Global Tech’s R&B Concert Production “Back to Life, Back to Reality” in Tunica, Mississippi Commences Ticket Sales as One of the Anticipated First “100% Participant COVID 19 Tested” Full Attendee Concerts of Summer 2021

Working its Events.com partnership, the B2LB2R.com concert will feature a 100% participant COVID 19 tested environment provided by subsidiary TPT MedTech with each ticket including a Covid-19 test for the nationally streamed Juneteenth concert event

SAN DIEGO, CA / ACCESSWIRE / May 5, 2021 / TPT Global Tech Inc. (OTCQB:TPTW) www.tptglobaltech.com based in San Diego, California, today announced that tickets are now on sale for its R&B concert production "Back to Life, Back to Reality" scheduled for June 18th and 19th at two Tunica, MS venues. Working with its new partner Events.com, TPT will be welcoming an expected crowd of more than 6,000 concert-goers and VIPs over a two-day period and will be testing all participants and attendees using its QuikLAB™ mobile labs and QuikPASS™ Check and Verify technology to help keep attendees safe. TPT believes the concert event will be one of the first and largest "live" concerts where rapid testing will be conducted for all.

TPT MedTech has signed an agreement with Events.com to conduct the concert ticketing and has been working with Tunica's Chamber of Commerce and its Experience Tunica County initiative to help restore and revitalize the county's casino and tourism industry. Headliners for the concert include Dru Hill, Silk, Vedo, Trina and J. Ira with a number of other popular performers lined up.

The two-day event will be held at different venues. The Friday, June 18th event will be held at 1 River Park Drive in Tunica and the Saturday, June 19th event will be held at the Tunica Arena and Expo Center/Paul Battle Arena located at 3873 US-61 in Tunica. Tickets for both events include the cost of the TPT Covid test and range in price from $55 for the Saturday event to $150 for a two-day VIP Pass and at the top, $200 for both days that includes a VIP All-Access pass as well as a Meet & Greet with some of the performers.

Specifically, attendees will be Covid tested through TPT MedTech's all-in-one Mobile QuikLAB facility using the company's QuikPASS Check and Verify technology platform. Patrons will be required to log on to the QuikLAB web app (www.thequiklab.com) enter their name and drive up to the company's Mobile QuikLABS to be Covid tested in order to gain access to the events. The rapid test will provide results in 15 minutes via the QuiKPASS Check and Verify web app passport.

"We are looking forward to a clean and safer event featuring some of R&B's biggest names. We want people to enjoy the event and not have to think about Covid for a while," said CEO Stephen J. Thomas III. "This is the first of many events we look forward to conducting taking advantage of our relationship with Events.com. Our end-to-end platform is an ideal fit for events of various sizes as we can scale up to address full stadium happenings if required or keep things small as necessary."

The company currently has a number of national partnerships. It is working with Events.com for concerts and corporate events and Wal-Mart to place its "QuikLABs" in Wal-Mart parking lots. Another strategic partnership is with Thomas Scientific-Hook Laboratories for high thru-put PCR testing across the US in its Mobile "QuikLABS". To date, the company has working QuikLAB locations in Wal-Mart stores in Miami and a "QuikLAB" at the Dadeland Mall also in Miami. Recently, the company officially opened a QuikLAB in Fremint, CA and is in the process of opening an outlet in Atlanta. The company is also on-boarding Co-labs and Pharmacies onto its "QuikLAB" and "QuikPASS" platforms starting on the East Coast and working West. In the travel sector, the company is on-boarding testing sites at two international airports in Jamaica, Montego Bay, and Kingston where it anticipates testing 3000-5000 travelers per day when fully operational.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology, and product distribution, media content for domestic and international syndication as well as technology solutions. Its TPT MedTech subsidiary is a provider of Covid/Health testing services on a global scale and its industry-leading platforms are helping travelers get back to travel, events take place, and generally speaking, helping life get back to a new normal. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

Contact:

Shep Doniger
561-637-5750
sdoniger@bdcginc.com

Frank Benedetto
619-915-9422

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

SOURCE: TPT Global Tech, Inc.